For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Financial Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Record Third Quarter Results

RevPAR Increases 10.5 Percent, Margins Gain 640 Basis Points to Industry Leading
46.5 Percent, Adjusted EBITDA Climbs 82 Percent, Adjusted FFO Expands 86 Percent

PALM BEACH, Fla., November 4, 2014-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) that owns wholly or through its joint ventures 78 premium-branded, upscale, extended-stay and select-service hotels, today announced results for the quarter ended September 30, 2014. In addition, the company updated its guidance for the remainder of 2014 to reflect recent capital markets activities and pending investments.
Third Quarter 2014 Highlights

•
Portfolio RevPAR - Increased hotel RevPAR 10.5 percent to $142 for Chatham’s 29 comparable, wholly owned hotels, excluding the Hyatt Place Denver/Cherry Creek which was closed for brand conversion during the 2013 third quarter.

•	Adjusted EBITDA - Improved 82 percent to $28.5 million.

•	Adjusted FFO - Rose 86 percent to $20.1 million. Adjusted FFO per diluted share advanced 52 percent to $0.73 from $0.48, exceeding consensus estimates.

•
Operating Margins - Enhanced hotel EBITDA margins 640 basis points to an industry-leading 46.5 percent. Year-over-year comparable hotel EBITDA margins advanced 210 basis points for the quarter (includes all hotels regardless of ownership).

•
Expanded Strategic Joint Venture Relationship with NorthStar, Boosted Acquisition Pipeline Through Joint Venture Deals - Created Chatham/NorthStar joint venture which agreed to purchase a 52-hotel, 6,976-room portfolio of upscale, extended-stay and premium-branded, select-service hotels for a cash purchase price of approximately $1.1 billion from Inland American Real Estate Trust, Inc. Chatham will acquire four of the 52-hotels for $107 million. Closing is expected to occur in early November 2014.

Consolidated Financial Results
The following is a summary of the consolidated financial results for the three and nine months ended September 30, 2014. RevPAR, ADR and occupancy for 2014 and 2013 are based on hotels owned as of September 30, 2014, other than the Hyatt Place Denver/Cherry Creek which was closed for brand conversion during the 2013 third quarter ($ in millions, except per share data, RevPAR, ADR, occupancy and margins):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income	$8.7	$2.5	$72.1	$3.1
Net income per diluted share to common shareholders	$0.31	$0.11	$2.67	$0.15
RevPAR	$142	$128	$129	$118
ADR	$161	$150	$154	$145
Occupancy	88.1%	85.7%	84.3%	81.4%
Adjusted EBITDA	$28.5	$15.6	$63.2	$38.7
GOP Margin	51.9%	46.7%	48.7%	45.4%
Hotel EBITDA Margin	46.5%	40.1%	42.6%	38.5%
AFFO	$20.1	$10.8	$42.4	$24.1
AFFO per diluted share	$0.73	$0.48	$1.57	$1.23
Dividends per share	$0.24	$0.21	$0.69	$0.63

Industry-Leading Top-Line Growth and Hotel EBITDA Margins Drive Results
“Our third quarter set numerous records, with RevPAR surging 10.5 percent, well above industry growth of 9.2 percent, and our industry-leading margins accelerating another 640 basis points to 46.5 percent,” highlighted Jeffrey H. Fisher, Chatham’s president and chief executive officer. “These strong results enabled us to generate adjusted EBITDA and adjusted FFO per share above our and consensus expectations. Our RevPAR performance continued its aggressive growth across our portfolio with 15 of our 30 hotels producing double-digit RevPAR gains in the third quarter. Boston, Dallas, Denver, Houston, Nashville, San Antonio, Seattle and Silicon Valley were our strongest markets. Our Tyson’s Corner, Va., property outside of Washington D.C., showed impressive signs of recovery with third quarter RevPAR growth over 10 percent. For Chatham’s 29 comparable hotels, Chatham’s RevPAR since the 2010 IPO has increased more than 35 percentage points, compared to an industry growth of 30 percentage points.

“Almost 90 percent of our portfolio is located in higher growth West Coast, Northeast and Texas markets where economic growth forecasts are strongest. Corporate demand continues to strengthen in all of our markets. As a sign of the underlying strength, occupancy at our hotels rose to an outstanding 88 percent, compared to our competitive set average of 83 percent,” Fisher noted. “We continue to see on-going RevPAR growth above historical averages for our portfolio and remain very bullish with respect to our prospects for meaningful top-line growth in 2015 and beyond.
“Our best-in-class platform combines a great hotel investment team at Chatham with Island Hospitality, the best operator in this class at generating unparalleled margins. Portfolio RevPAR was $142 in the third quarter and $129 year-to-date through September, which is $3 above upper upscale segment RevPAR of $126 through September, as reported by Smith Travel Research. Considering that we do not own any assets in New York City which has the highest RevPAR of the top 25 markets in the country, you can understand the absolute quality of the portfolio we have assembled that produces very high RevPAR and the highest margins of all lodging REITs,” Fisher commented.
“Island has a long track record of aggressively driving profits to the bottom line and generating strong internal profit growth as evidenced by the outstanding margins. Combining our high performance portfolio with a capital structure based on prudent leverage and well‐timed access to capital has enabled us to generate one of the highest values of adjusted FFO per share among all lodging REITs. Since 2010 when we completed our IPO, Adjusted FFO per share has grown at an average annual rate of 30 percent based on the midpoint of our 2014 guidance, and we expect to deliver a similar rate of growth in 2015.”
Innkeepers Joint Venture Investment
The Innkeepers joint-venture portfolio produced 2014 third quarter RevPAR growth of 10.3 percent to $119 on a 6.7 percent increase in average daily rate to $142 and a 3.4 percent increase in occupancy to 84 percent. Hotel EBITDA margins rose 130 basis points to 39.0 percent. Year-to-date through September, RevPAR for the Innkeepers joint venture portfolio rose 8.7 percent to $111 on a 6.0 percent increase in average daily rate to $138 and a 2.5 percent increase in occupancy to 80 percent. Hotel EBITDA margins rose 100 basis points to 37.7 percent.

Inland Joint Venture Investment
As previously announced, Chatham and NorthStar Realty Finance Corp. (NYSE: NRF) will acquire a 52-hotel, 6,976-room portfolio of upscale, premium branded, extended-stay and select-service hotels for a cash purchase price of approximately $1.1 billion, plus customary pro-rated amounts and closing costs, from Inland American Real Estate Trust, Inc. (“Inland”).
A new joint venture between NorthStar and Chatham will acquire 48 of the 52 hotels for approximately $1.0 billion. Chatham will invest approximately $28 million for a 10 percent interest in the new joint venture. Chatham will be able to earn a promote interest in the new joint venture with terms identical to those in the Innkeepers joint venture. Island Hospitality will manage 38 of the 52 hotels to be purchased in the Inland portfolio. The remaining 14 hotels will be managed by Marriott International under long-term franchise and management agreements.
“This is our second joint-venture investment with NorthStar. Combined, the two joint ventures provide Chatham with an ownership investment in approximately $2 billion of hotel investments that allows us to diversify our risk through off-balance-sheet leveraged investments and importantly also acquire hotels that meet our strict investment criteria out of the larger portfolio,” commented Dennis Craven, Chatham’s chief financial officer. “We share similar outlooks with NorthStar regarding the health of the hospitality industry, especially extended-stay and select-service hotels. We will continue to explore other joint venture opportunities with NorthStar.”
Concurrent with the closing of the transaction, which is expected to close in early November, Chatham will acquire four of the Inland portfolio hotels, comprising an aggregate of 575 rooms, for a gross purchase price of approximately $107 million, plus customary pro-rated amounts and closing costs. The hotels are:

•	120-room Residence Inn by Marriott West University Houston, Texas

•	100-room Courtyard by Marriott West University Houston, Texas

•	179-room Hilton Garden Inn Burlington, Mass.

•	176-room Courtyard by Marriott Addison (suburban Dallas), Texas

Acquisitions
During the quarter, Chatham acquired the 194-room Hyatt Place Denver/Cherry Creek for $32 million, or approximately $165,000 per room. The hotel is located near Cherry Creek, Denver’s premier shopping and restaurant neighborhood, and is approximately five miles from downtown Denver. The hotel is adjacent to the 20-story, 209,000-square-foot Rocky Mountain Tower office building. Previously branded as the Loews Denver Cherry Creek, the hotel closed in 2012 and reopened in October 2013 under the Hyatt Place brand after a multi-million dollar renovation. Island Hospitality manages the Hyatt Place Denver/Cherry Creek.
“Through the first three quarters of 2014, Denver RevPAR grew 16.2 percent, second highest among the top 25 markets in the United States, according to Smith Travel Research,” said Peter Willis, chief investment officer, Chatham Lodging Trust. “We are extremely positive about adding another high quality hotel out West in a market forecast to see economic expansion for the foreseeable future. The hotel, located in an infill location with high barriers to new construction, has been fully renovated and is experiencing strong demand growth from both corporate and leisure travelers. Open since October 2013, the hotel is ramping up with the new flag, and is performing approximately 10 percent above our underwritten expectations, and we are confident that we will be able to improve the hotel’s market share and profitability because of our experience with three other hotels we own in the Denver area and the benefit of economies of scale. "
Capital Markets
During the third quarter, the company completed several capital transactions with proceeds utilized to acquire the Hyatt Place Cherry Creek, repay the outstanding balance on its senior secured revolving credit facility and to fund the pending Inland joint venture investment and acquisition of the four hotels out of the Inland portfolio for $107 million, including:

•	On July 2, 2014, the company issued a $30 million loan on its SpringHill Suites Savannah, Ga. The 10-year loan carries an interest rate of 4.62 percent and is interest-only for the first five years.

•	On September 24, 2014, the company completed a follow-on offering of 6,900,000 common shares at a price per share of $21.85, resulting in gross proceeds of $150.8 million.

•
During the third quarter, Chatham issued 219,000 shares at an average price of $23.26 through its At the Market Equity Offering Plan, generating proceeds of approximately $5.1 million, and also issued 925 shares through its Dividend Reinvestment and Direct Share Purchase Plan at a weighted average price of $22.25, generating proceeds of $21 thousand.

“Equity is precious, and we take seriously our responsibility to be good stewards of capital dollars invested in Chatham,” Craven said. “We will maintain a proper balance of equity and debt to fund our acquisitions, expansion and reinvestment plans. With long-term interest rates still at historically low levels, we will continue to issue long-term debt and push our maturities further out on the curve. We remain comfortable operating at higher than current leverage levels given the low borrowing costs and the outlook for the hotel industry.”
Chatham will fund its Inland investments of $135 million using $65 million of available cash and borrowings under the company’s $175 million secured revolving credit facility, which was fully available as of September 30, 2014. After investment, the company will have over $100 million available on its credit facility and have ample flexibility for future possible acquisitions while maintaining prudent leverage.
Capital Structure
As of September 30, 2014, the company had net debt of $406.8 million (total debt less cash). Total debt outstanding was $473.9 million at an average interest rate of 4.7 percent, with nothing outstanding on its $175 million senior secured revolving credit facility. Chatham’s leverage ratio was approximately 37.5 percent at September 30, 2014, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed rate debt is November 2023.
Hotel Reinvestments/Expansions
There were no major renovations during the third quarter, and none planned for the remainder of the year. Chatham expects to commence the expansion of its Mountain View Residence Inn around year-end with the other three Silicon Valley expansions scheduled for the 2015 third or fourth quarter. The expansion/upgrades will take approximately 12 months in each location, but given the campus layout of the sites, disruption is expected to be minimal.
Dividend
Chatham currently pays a monthly dividend of $0.08 per common share, the only public lodging REIT to pay monthly dividends. The annualized dividend of $0.96 per common share represents a dividend yield of 3.7 percent, one of the highest in the hotel industry, based on the company’s common share closing price of $25.62 on October 31, 2014.

2014 Guidance
The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission. The company’s 2014 guidance updates the guidance provided on August 5, 2014, for the better-than-expected third quarter results, the impact of the $151 million offering on September 24, and the Inland portfolio investments, including the $28 million joint venture investment, and the $107 million acquisition of four hotels that are expected to close in early November. Projected fourth quarter adjusted FFO per share was adversely impacted $0.05 per share as a result of the arbitrage between Chatham’s common share offering in September and closing the Inland investments in early November. Chatham’s guidance does not take into account any additional acquisitions, dispositions, debt or equity issuances.

	Q4 2014	2014 Forecast
RevPAR	$112-$114	$122-$123
RevPAR growth	+5.5-7.5%	+8.2-8.7%
Total hotel revenue	$52.0-$53.0 M	$195.0-$196.0 M
Net income (loss)	$(0.4)-$0.4 M	$71.4-$72.2 M
Net income per diluted share	$(0.02)-$0.01	$2.48-$2.51
Adjusted EBITDA	$21.2-$22.0 M	$84.6-$85.4 M
Adjusted funds from operation ("FFO")	$12.4-$13.2 M	$55.0-$55.8 M
Adjusted FFO per diluted share	$0.36-$0.39	$1.91-$1.94
Hotel EBITDA margins	40.0-40.5%	41.9-42.0%
Corporate cash administrative expenses	$2.0 M	$7.8 M
Corporate non-cash administrative expenses	$0.6 M	$2.4 M
Interest expense	$6.2 M	$19.8 M
Non-cash amortization of deferred fees	$0.4 M	$1.7 M
Income taxes	$0.1 M	$0.2 M
Chatham’s share of JV EBITDA	$2.4-$2.5 M	$10.9-$11.0 M
Chatham’s share of JV FFO	$0.9-$1.0 M	$5.3-$5.4 M
Weighted average shares outstanding	34.0 M	28.8 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

Earnings Call
The company will hold its third quarter 2014 conference later today, November 4, 2014, at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s Web site, www.chathamlodgingtrust.com, or www.streetevents.com, or may participate in the conference call by dialing 1-888-428-9490, reference number 9622790. A recording of the call will be available by telephone until 1 p.m. ET on Tuesday, November 11, 2014, by dialing 1-888-203-1112, reference number 9622790. A replay of the conference call will be posted on Chatham’s website.
About Chatham Lodging Trust
Chatham Lodging Trust is a self-advised REIT that invests in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 78 hotels totaling 10,882 rooms/suites, comprised of 30 hotels it wholly owns with an aggregate of 4,540 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 48 hotels with an aggregate of 6,342 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of the company’s operating performance prescribed by GAAP.

FFO As Defined by NAREIT and Adjusted FFO
 The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the performance of its underlying hotel properties. The company believes that these items are more representative of its asset base and its acquisition and disposition activities than its ongoing operations, and that by excluding the effects of the items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report FFO in accordance with the NAREIT definition.

The company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO, including acquisition transaction costs and other charges, losses on the early extinguishment of debt and adjustments for unconsolidated partnerships and joint ventures. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA and Adjusted EBITDA
The company calculates EBITDA as net income or loss excluding interest expense; provision for income taxes, including income taxes applicable to sale of assets; depreciation and amortization; and after adjustments for unconsolidated partnerships and joint ventures. The company believes EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs that report similar measures by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company further adjusts EBITDA for certain additional items, including acquisition transaction costs and other charges, losses on the early extinguishment of debt, non-cash share-based compensation and adjustments for unconsolidated partnerships and joint ventures, which it believes are not indicative of the performance of its underlying hotel properties. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect funds available to make cash distributions;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO and Adjusted EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•	Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA and Adjusted EBITDA differently than the company does, limiting their usefulness as a comparative measure.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA and Adjusted EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 4, 2014, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets:
Investment in hotel properties, net	$994,848	$652,877
Cash and cash equivalents	67,056	4,221
Restricted cash	15,301	4,605
Investment in unconsolidated real estate entities	3,692	774
Hotel receivables (net of allowance for doubtful accounts of $65 and $30, respectively)	4,203	2,455
Deferred costs, net	7,202	7,113
Prepaid expenses and other assets	2,870	1,879
Total assets	$1,095,172	$673,924
Liabilities and Equity:
Mortgage debt	$473,904	$222,063
Revolving credit facility	—	50,000
Accounts payable and accrued expenses	17,818	12,799
Distributions and losses in excess of investments of unconsolidated real estate entities	—	1,576
Distributions payable	2,850	1,950
Total liabilities	494,572	288,388
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at September 30, 2014 and December 31, 2013	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 33,997,682 and 26,295,558 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	337	261
Additional paid-in capital	594,528	433,900
Retained earnings (distributions in excess of retained earnings)	2,389	(50,792)
Total shareholders’ equity	597,254	383,369
Noncontrolling Interests:
Noncontrolling interest in operating partnership	3,346	2,167
Total equity	600,600	385,536
Total liabilities and equity	$1,095,172	$673,924

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
Room	$57,482	$33,182	$135,417	$86,377
Food and beverage	666	368	1,879	717
Other	2,098	1,362	5,727	3,575
Cost reimbursements from unconsolidated real estate entities	416	458	1,581	1,226
Total revenue	60,662	35,370	144,604	91,895
Expenses:
Hotel operating expenses:
Room	10,672	6,845	27,229	18,460
Food and beverage expense	487	189	1,386	506
Telephone expense	356	236	929	643
Other hotel operating expense	609	430	1,559	1,157
General and administrative	4,439	3,159	11,712	8,493
Franchise and marketing fees	4,694	2,663	11,088	6,807
Advertising and promotions	1,059	738	2,749	2,046
Utilities	2,148	1,492	5,250	3,675
Repairs and maintenance	2,363	1,710	6,419	4,711
Management fees	1,883	947	4,373	2,430
Insurance	273	192	706	540
Total hotel operating expenses	28,983	18,601	73,400	49,468
Depreciation and amortization	10,273	4,748	23,953	12,526
Property taxes and insurance	3,254	2,297	8,712	6,329
General and administrative	2,718	1,910	7,403	5,956
Hotel property acquisition costs and other charges	335	1,345	7,376	2,581
Reimbursed costs from unconsolidated real estate entities	416	458	1,581	1,226
Total operating expenses	45,979	29,359	122,425	78,086
Operating income	14,683	6,011	22,179	13,809
Interest and other income	62	9	89	124
Interest expense, including amortization of deferred fees	(6,714)	(2,775)	(14,815)	(8,433)
Loss on early extinguishment of debt	—	—	(184)	(933)
Loss from unconsolidated real estate entities	845	(674)	(1,471)	(1,394)
Net gain from remeasurement and sale of investment in unconsolidated real estate entities	—	—	66,701	—
Income before income tax expense	8,876	2,571	72,499	3,173
Income tax expense	(44)	(30)	(85)	(75)
Net income	$8,832	$2,541	$72,414	$3,098
Net income attributable to noncontrolling interests	(132)	—	(240)	—
Net income attributable to common shareholders	$8,700	$2,541	$72,174	$3,098
Income per Common Share - Basic:
Net income attributable to common shareholders	$0.32	$0.11	$2.70	$0.15
Income per Common Share - Diluted:
Net income attributable to common shareholders	$0.31	$0.11	$2.67	$0.15
Weighted average number of common shares outstanding:
Basic	27,370,815	22,508,988	26,697,483	19,308,809
Diluted	27,695,347	22,769,282	26,994,657	19,539,941
Distributions per common share:	$0.24	$0.21	$0.69	$0.63

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Funds From Operations (“FFO”):
Net income	$8,832	$2,541	$72,414	$3,098
Noncontrolling interests	(132)	—	(240)	—
Net gain from remeasurement and sale of investment in unconsolidated real estate entities	—	—	(66,701)	—
Loss (gain) on the sale of assets within the unconsolidated real estate entity	—	(35)	1	238
Depreciation	10,238	4,726	23,862	12,466
Adjustments for unconsolidated real estate entity items	1,038	1,305	3,472	3,832
FFO attributable to common shareholders	19,976	8,537	32,808	19,634
Hotel property acquisition costs and other charges	335	1,345	7,376	2,581
Loss on early extinguishment of debt	—	—	184	933
Adjustments for unconsolidated real estate entity items	(190)	954	2,031	962
Adjusted FFO	$20,121	$10,836	$42,399	$24,110
Weighted average number of common shares
Basic	27,370,815	22,508,988	26,697,483	19,308,809
Diluted	27,695,347	22,769,282	26,994,657	19,539,941

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$8,832	$2,541	$72,414	$3,098
Interest expense	6,714	2,775	14,815	8,433
Income tax expense	44	30	85	75
Depreciation and amortization	10,273	4,748	23,953	12,526
Adjustments for unconsolidated real estate entity items	1,981	2,775	7,369	8,279
Noncontrolling interests	(132)	—	(240)	—
EBITDA	27,712	12,869	118,396	32,411
Hotel property acquisition costs and other charges	335	1,345	7,376	2,581
Loss on early extinguishment of debt	—	—	184	933
Adjustments for unconsolidated real estate entity items	(168)	954	2,130	960
Net gain from remeasurement and sale of investment in unconsolidated real estate entities	—	—	(66,701)	—
Loss (gain) on the sale of assets within the unconsolidated real estate entity	—	(35)	1	240
Share based compensation	627	509	1,840	1,589
Adjusted EBITDA	$28,506	$15,642	$63,226	$38,714

CHATHAM LODGING TRUST
HOTEL EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Total Revenue, excluding cost reimbursements	$60,246	$34,912	$143,023	90,669
Total hotel operating expenses	28,983	18,601	73,400	49,468
Gross operating income	31,263	16,311	69,623	41,201
Less property taxes and insurance	3,254	2,297	8,712	6,329
Hotel EBITDA	$28,009	$14,014	$60,911	$34,872